Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Fourth Quarter 2022 Financial Results

CHICAGO—(March 9, 2023) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced its results for the fourth quarter and year ended December 31, 2022.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “The safety and stability of our dividend is paramount, and we have worked hard to assemble a well-diversified portfolio with strong real estate and other asset collateral to create a fortress balance sheet. Cannabis lending is a nascent industry with tremendous upside within the limited-license states in the U.S. accompanied by a rapidly changing environment that requires constant vigilance. Our focus on creating a long-term, sustainable platform has positioned us to trade faster loan portfolio growth for higher returns and stronger credit operators without sacrificing the ability for Chicago Atlantic to continue to lead this market as its first and largest capital provider.”

Tony Cappell, Chief Executive Officer of Chicago Atlantic, added, “We improved the credit quality of the portfolio substantially this quarter. In addition to net new originations of nearly $6 million, we increased the floating rate portion of our portfolio to 83% and increased the weighted average yield to maturity to 19.7%. With multiple large credit facilities originated during the quarter and in the first months of 2023, we believe we have also reset the pricing for senior secured direct cannabis lending. The disciplined, opportunistic capital raise in February, along with the extension and potential further expansion of our credit facility, provide for additional deployment opportunities in 2023.”

Investment Activity and Portfolio Performance

●	As of December 31, 2022, total loan commitments of approximately $351.4 million ($336.3 million drawn, $15.0 million in future fundings) across 22 portfolio companies.
●	The portfolio’s weighted average yield to maturity increased to approximately 19.7% as of December 31, 2022 compared with approximately 18.3% as of September 30, 2022.
●	On February 15, 2023 the Company completed a direct offering of 395,779 shares of common stock to institutional investors at a price of $15.16 per share, raising net proceeds of approximately $6 million. The Company completed the offering without the use of underwriters or placement agents.
●	On February 27, 2023, Chicago Atlantic amended its $92.5 million secured revolving credit facility, without any other change in terms or structure, to extend the maturity date to December 2024 with a one-year extension option, subject to customary conditions.

Dividends

●	On January 13, 2023, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the fourth quarter of 2022 to common stockholders of record on December 30, 2022.
●	On January 13, 2023, Chicago Atlantic paid a special cash dividend of $0.29 per share of common stock, which was included in the fiscal 2022 taxable income, to common stockholders of record on December 30, 2022.

Fourth Quarter 2022 Financial Results

●	Net interest income of approximately $14.8 million, representing a sequential increase of 14.1%; primarily due to the increase in the prime rate from 6.25% to 7.50%, improved yield terms on facilities amended and/or restructured during the quarter which increased the floating rate portion of the portfolio to approximately 83%, and the impact of the $5.9 million of net new originations during the fourth quarter.
●	Total expenses of approximately $5.0 million before provision for current expected credit losses, representing a sequential increase of 75.8%; attributable to the previously disclosed increase in the incentive fee of approximately $2.3 million.
●	Net Income of approximately $7.3 million, or $0.41 per weighted average diluted common share, representing a sequential decrease of 25.7%; driven primarily by the provision for current expected credit losses, which amounts to approximately 1.2% of the portfolio principal balance as of December 31, 2022.
●	Distributable Earnings of approximately $10.0 million, or $0.57 per weighted average diluted common share, representing a sequential decrease of 1.7%.
●	Book value per common share of $14.86 as of December 31, 2022 compared with $15.23 as of September 30, 2022, primarily due to the special dividend of $0.29 per share declared in the fourth quarter.
●	As of December 31, 2022, the Company had borrowed $58.0 million on its $92.5 million secured credit facility, resulting in a leverage ratio (debt to book equity) of approximately 22%.

Full Year 2022 Financial Results

●	Net interest income of approximately $48.9 million.
●	Total expenses of approximately $12.7 million before provision for current expected credit losses.
●	Net Income of approximately $32.3 million, or $1.82 per weighted average diluted common share.
●	Distributable Earnings of approximately $37.2 million, or $2.10 per weighted average diluted common share.
●	The Company declared a total of $2.10 in dividends per common share during 2022, including regular quarterly dividends totaling $1.81 per diluted share and a special dividend of $0.29 per diluted share.

2023 Outlook

Chicago Atlantic offered the following outlook for full year 2023:

●	The Company expects to maintain a dividend payout ratio (based on Distributable Earnings per weighted average diluted share) of approximately 90% to 100% on a full year basis.
●	The regular quarterly common dividend is expected to be a minimum of $0.47 per weighted average diluted share.
●	If its Net Income requires additional dividends over and above the regular quarterly dividend amount to meet its 2023 taxable income distribution requirements, the Company expects to meet that requirement with a special dividend in the fourth quarter of 2023.

This outlook does not include additional adjustments to the Prime rate subsequent to the date hereof or the impact of any unscheduled loan principal repayments.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website at https://investors.refi.reit/news-events/events or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its Fourth Quarter 2022 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 40 employees and has deployed over $1.8 billion across more than 50 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2022 and 2021

	December 31, 2022	December 31, 2021
Assets
Loans held for investment	$339,273,538	$196,984,566
Current expected credit loss reserve	(3,940,939)	(134,542)
Loans held for investment at carrying value, net	335,332,599	196,850,024
Cash	5,715,827	80,248,526
Interest receivable	1,204,412	197,735
Other receivables and assets, net	1,018,212	874,170
Total Assets	$343,271,050	$278,170,455

Liabilities
Revolving loan	$58,000,000	$-
Dividend payable	13,618,591	4,537,924
Management and incentive fees payable	3,295,600	802,294
Interest reserve	1,868,193	6,636,553
Related party payable	1,397,515	1,902,829
Accounts payable and other liabilities	1,058,128	212,887
Total Liabilities	79,238,027	14,092,487
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 17,766,936 and 17,453,553 shares issued and outstanding, respectively	176,859	173,551
Additional paid-in-capital	268,995,848	264,081,977
Accumulated earnings (deficit)	(5,139,684)	(177,560)
Total stockholders’ equity	264,033,023	264,077,968

Total liabilities and stockholders’ equity	$343,271,050	$278,170,455

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	For the three months ended	For the three months ended
	December 31, 2022	September 30, 2022
Revenues
Interest income	$15,993,588	$13,795,097
Interest expense	(1,230,966)	(861,348)
Net interest income	14,762,622	12,933,749

Expenses
Management and incentive fees, net	3,295,600	1,347,421
Provision for current expected credit losses	2,483,512	306,885
General and administrative expense	1,118,171	1,076,798
Professional fees	502,355	348,785
Stock based compensation	107,267	84,891
Total expenses	7,506,905	3,164,780

Net Income before income taxes	7,255,717	9,768,969
Income tax expense	-	-
Net Income	$7,255,717	$9,768,969

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.41	$0.55
Diluted earnings per common share (in dollars per share)	$0.41	$0.55

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	17,657,913	17,657,913
Diluted weighted average shares of common stock outstanding (in shares)	17,742,065	17,752,290

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended December 31, 2022	For the three months ended September 30, 2022
Net Income	$7,255,717	$9,768,969
Adjustments to net income
Non-cash equity compensation expense	107,267	84,891
Depreciation and amortization	183,820	138,549
Provision for current expected credit losses	2,483,512	306,885
Distributable Earnings	10,030,316	10,299,294
Adjustments to Distributable Earnings
Adjusted Distributable Earnings	10,030,316	10,299,294
Basic weighted average shares of common stock outstanding (in shares)	17,657,913	17,657,913
Adjusted Distributable Earnings per Weighted Average Share	$0.57	$0.58
Diluted weighted average shares of common stock outstanding (in shares)	17,742,065	17,752,290
Adjusted Distributable Earnings per Weighted Average Share	$0.57	$0.58